Exhibit 99.1

News Release Contact: Investor Relations (281) 776-7575 ir@tailoredbrands.com Kelly Dilts Tailored Brands, Inc., SVP, Finance & IR Ken Dennard Dennard • Lascar Associates

For immediate release

TAILORED BRANDS, INC. REPORTS

FISCAL 2015 FOURTH QUARTER AND FULL YEAR RESULTS

•                  Fiscal year 2015 adjusted EPS(1) of $1.80 and GAAP loss per share of $21.26 primarily due to non-cash impairment charges

•                  Fourth quarter 2015 adjusted loss per share(1) of $0.30 and GAAP loss per share of $21.86

•                  Conference call scheduled for Thursday, March 10th at 9:00 a.m. Eastern time

FREMONT, CA — March 9, 2016 — Tailored Brands, Inc. (NYSE: TLRD) today announced consolidated financial results for the fiscal fourth quarter and full year ended January 30, 2016.

Fiscal fourth quarter 2015 GAAP loss per share was $21.86.  GAAP operating loss includes a $1,153.3 million goodwill and intangible asset impairment charge, a $25.8 million asset impairment charge and an $11.0 million inventory write-down.  These non-cash charges related to Jos. A. Bank and a store rationalization program initiated in the fourth quarter.  Fiscal fourth quarter 2015 adjusted loss per share(1) was $0.30 excluding items not indicative of the Company’s core operating results, certain items related to the acquisition and integration of Jos. A. Bank and non-cash impairment charges.

The fiscal year 2015 GAAP loss per share was $21.26 and adjusted EPS(1) was $1.80 excluding non-operating items and the non-cash charges described above.

As reported in the Company’s preliminary results released on February 16, 2016, fourth quarter comparable sales increased 4.3% at Men’s Wearhouse with clothing comps of 4.3% driven by an increase in average unit retail (or the net selling price per unit) and rental comps of 4.9%.  Jos. A. Bank comparable sales decreased 31.9%.  K&G comparable sales increased 1.9% driven by an increase in units per transaction offset somewhat by lower average transactions per store.  Moores comparable sales decreased 2.7% primarily driven by macro-economic conditions in Canada.

Doug Ewert, Tailored Brands chief executive officer stated, “While our fourth quarter and full year results were consistent with our revised guidance, we remain very disappointed by the weak Jos. A. Bank results.  Our transition away from unsustainable promotions has proven significantly more difficult and expensive than we expected.  We do, however, remain confident that Jos. A. Bank offers a longer-term opportunity to profitably grow market share in the menswear business.  Additionally, our Men’s Wearhouse, Moores, and K&G brands continue to perform well, with profitability in line or ahead of our expectations.

“Over the past several months we completed a comprehensive operational review of the Tailored Brands businesses and are in the process of taking actions we believe will right-size our store base, optimize our cost structure, return Jos. A. Bank to profitability and improve other operating aspects of Tailored Brands.

(1)         See Use of Non-GAAP Financial Measures for additional information.  Non-GAAP adjusted loss per share is referred to as “adjusted loss per share” and Non-GAAP adjusted EPS is referred to as “adjusted EPS” for simplicity.

“As part of our store rationalization program we plan to close approximately 250 stores during fiscal year 2016. The store closures fall into three categories. First, we expect to close 80 to 90 full-line Jos. A. Bank stores which we believe have limited potential for meaningful profit improvement. Second, we will close all Jos. A. Bank (49) and Men’s Wearhouse (9) outlet stores. We have determined that outlet stores, which collectively were not profitable, are not sufficiently differentiated enough from our core offerings and have not resonated with our customers. Lastly, we intend to close between 100 and 110 MW Tux stores. These closings are a continuation of our strategy of migrating tuxedo rentals to full line stores and reflective of our new partnership with Macy’s, Tuxedo Shop @ Macy’s.  We have refined our Tuxedo Shop @ Macy’s rollout schedule and now plan to open 166 stores in 2016 with the balance of 122 stores to be opened in 2017.”

Ewert continued, “We have also embarked on an extensive profit improvement program that we believe will reduce our expenses by approximately $50 million in 2016.  This program includes reduced distribution costs, cost reductions in our organizational structure, payroll and employee benefit reductions and savings in occupancy and goods-not-for-resale.

“We estimate the cash costs to complete the store rationalization and profit improvement programs to be between $45 and $60 million for 2016.  This is in addition to the non-cash charges recorded in 2015.

“Reflective of the many operational changes being made and the expectation for a slow recovery at Jos. A. Bank, we believe that fiscal year 2016 adjusted EPS will be in the range of $1.55 to $1.85.  This includes comparable sales of negative mid-teens and significant product margin improvement for Jos. A. Bank.”  Ewert concluded, “We are working hard to restore Jos. A. Bank’s profitability and strengthen the rest of our portfolio of brands.   While our current initiatives are expansive, we are closely monitoring our progress and will make adjustments as necessary to create value for all our stakeholders.”  Ewert concluded, “We look forward to providing you with more details on our call Thursday morning, March 10th.”

SALES REVIEW

The table that follows is a summary of net sales for the fourth quarter and full year ended January 30, 2016.  The dollars shown are U.S. dollars in millions and, due to rounded numbers, may not sum.  The Moores comparable sales change is based on the Canadian dollar.  The comparable full year sales shown below for Jos. A. Bank are a comparison to the Jos. A. Bank fiscal year 2014 sales, a portion of which was prior to the acquisition on June 18, 2014. Comparable sales exclude the net sales of a store for any month of one period if the store was not owned or open throughout the same month of the prior period and include e-commerce net sales.

Fourth Quarter Net Sales Summary — Fiscal 2015

			Net Sales		Comparable Sales Change
	Net Sales Change		Current Quarter	% of Total Sales	Current Quarter	Prior Year Quarter
Total Retail Segment	(11.3)%	$(98.0)	$767.9	93%
Men’s Wearhouse	5.3%	$20.0	$399.5	48%	4.3%	6.8%
Jos. A. Bank	(31.7)%	$(106.8)	$230.2	28%	(31.9)%	(6.6)%
K&G	(2.0)%	$(1.7)	$80.9	10%	1.9%	6.8%
Moores	(16.5)%	$(9.8)	$49.3	6%	(2.7)%	8.6%
MW Cleaners	2.3%	$0.2	$8.1	1%

Corporate Apparel Segment	(7.5)%	$(4.7)	$57.8	7%

Total Company	(11.1)%	$(102.7)	$825.7

Full Year Net Sales Summary — Fiscal 2015

			Net Sales		Comparable Sales Change
	Net Sales Change		Current Year	% of Total Sales	Current Year	Prior Year
Total Retail Segment	8.6%	$257.3	$3,252.5	93%
Men’s Wearhouse	6.2%	$104.4	$1,791.2	51%	4.9%	3.9%
Jos. A. Bank	26.7%	$182.9	$866.9	25%	(16.4)%	(2.5)%
K&G	1.3%	$4.3	$338.4	10%	5.0%	3.7%
Moores	(13.8)%	$(35.8)	$222.6	6%	(1.7)%	8.6%
MW Cleaners	4.7%	$1.5	$33.4	1%

Corporate Apparel Segment	(5.3)%	$(13.6)	$243.8	7%

Total Company	7.5%	$243.7	$3,496.3

Net sales for the fourth quarter at our largest brand, Men’s Wearhouse, were up 5.3% and comparable sales increased 4.3% from last year’s fourth quarter.  Comparable clothing sales increased 4.3% primarily due to an increase in clothing product average unit retails. Comparable rental revenue increased 4.9% in the fourth quarter of 2015 due to a higher average paid per rental unit.

Jos. A. Bank comparable sales for the fourth quarter decreased 31.9%.  K&G comparable sales increased 1.9% primarily due to an increase in units sold per transaction offset somewhat by lower average transactions per store.  Net sales for Moores, our Canadian retail brand, decreased 16.5%

primarily due to unfavorable currency fluctuations. Moores had a comparable sales decrease of 2.7% due to decreases in both average transactions per store and units sold per transaction driven by weakening macro-economic conditions in Canada.  The Corporate Apparel segment had an expected sales decrease of 7.5% primarily driven by an unfavorable change in the currency translation rate and lower sales from existing customer programs.

FOURTH QUARTER GAAP RESULTS

Total net sales decreased 11.1%, or $102.7 million, to $825.7 million.  Retail segment net sales decreased by 11.3%, or $98.0 million.  Corporate apparel sales decreased by 7.5% or $4.7 million.

Total gross margin was $311.2 million, a decrease of $36.3 million, or 10.5% due primarily to a decrease in clothing sales at Jos. A. Bank, an $11.0 million inventory write-down associated with the store rationalization program and a $4.8 million write-down of discontinued rental product.  As a percent of sales, total gross margin increased 26 basis points to 37.7% of net sales.

Advertising expense increased $2.2 million to $61.4 million.  This increase represented a 106 basis point increase in expense.

Selling, general and administrative expenses (“SG&A”) decreased $65.1 million to $265.1 million, a 347 basis point decrease primarily due to lower acquisition and integration related costs.

Non-cash goodwill and intangible asset impairment charges were $1,153.3 million and non-cash asset impairment charges were $25.8 million.  The goodwill and intangible asset impairment charges included (1) the entire carrying amount of Jos. A. Bank’s goodwill, $769.0 million, (2) an additional $335.8 million charge for the Jos. A. Bank tradename, which reduced the remaining value of the tradename to $113.2 million, (3) the entire carrying amount of the Jos. A. Bank customer relationship, $41.5 million and (4) a $7.0 million charge associated with the write-down of favorable leases originally recorded in connection with the Jos. A. Bank acquisition.

Operating loss for the quarter was $1,194.3 million compared to operating loss of $42.0 million last year.

Net interest expense for the fourth quarter was $26.5 million for both 2015 and 2014.

The effective tax rate for the fourth quarter was 13.4% for 2015 and 47.5% for 2014.  Due to the loss before tax, the result was a tax benefit in both years.

The net loss for the quarter was $1,057.7 million compared to net loss of $35.9 million last year.  The diluted loss per share was $21.86 compared to diluted loss of $0.75 in the prior year quarter.

FULL YEAR GAAP RESULTS

Total net sales increased 7.5%, or $243.7 million, to $3,496.3 million.  Retail segment net sales increased by 8.6%, or $257.3 million.  Corporate apparel sales decreased by 5.3% or $13.6 million.

Total gross margin was $1,484.4 million, an increase of $125.8 million, or 9.3%.  As a percent of sales, total gross margin increased 69 basis points to 42.5% of net sales.

Advertising expense increased $36.7 million to $205.0 million.  This increase represented a 69 basis point increase in expense.

SG&A decreased $30.9 million to $1,085.9 million, a 328 basis point decrease.

Non-cash goodwill and intangible asset impairment charges were $1,243.4 million.  Non-cash asset impairment charge was $27.5 million.

Operating income decreased $1,150.5 million to a $1,077.3 million loss, representing (30.8%) of net sales compared to 2.3% in the prior year.

Net interest expense was $105.8 million in 2015 and $65.7 million in the prior year.  Loss on extinguishment of debt was $12.7 million.  The loss was a result of the $400 million partial refinancing of our term loan to a fixed rate of 5.0%.

The effective tax rate for the full year was 14.1% for 2015 and 101.8% for 2014.  Due to the loss before tax in 2015, the result was a tax benefit.

Net loss for the full year was $1,026.7 million compared to $0.4 million last year.  Diluted loss per share was $21.26 compared to $0.01 in the prior year.

FOURTH QUARTER ADJUSTED RESULTS (1)

Below is a comparison table and discussion of the consolidated adjusted fourth quarter FY 2015 to adjusted fourth quarter FY 2014 operating results.

Consolidated Adjusted Fourth Quarter FY 2015 Comparison to Adjusted Fourth Quarter FY 2014 Operating Results (1)

	Q4 FY15	Q4 FY15	Q4 FY14	Q4 FY14	Variance
	$	% of Sales	$	% of Sales	Dollar	%	Basis Points
Net sales:
Retail clothing product	$668,008	80.91%	$767,264	82.65%	$(99,256)	-12.94%	(1.74)
Rental services	50,669	6.14%	47,417	5.11%	3,252	6.86%	1.03
Alteration and other services	49,226	5.96%	51,258	5.52%	(2,032)	-3.96%	0.44
Total retail sales	767,903	93.00%	865,939	93.28%	(98,036)	-11.32%	(0.27)
Corporate apparel clothing product	57,759	7.00%	62,420	6.72%	(4,661)	-7.47%	0.27
Total net sales	825,662	100.00%	928,359	100.00%	(102,697)	-11.06%	—

Gross margin: (2)
Retail clothing product	369,523	55.32%	406,502	52.98%	(36,979)	-9.10%	2.34
Rental services	36,809	72.65%	37,522	79.13%	(713)	-1.90%	(6.49)
Alteration and other services	12,902	26.21%	14,825	28.92%	(1,923)	-12.97%	(2.71)
Occupancy costs	(112,124)	-14.60%	(112,816)	-13.03%	692	-0.61%	(1.57)
Total retail gross margin	307,110	39.99%	346,033	39.96%	(38,923)	-11.25%	0.03
Corporate apparel clothing product	16,527	28.61%	17,228	27.60%	(701)	-4.07%	1.01
Total gross margin	323,637	39.20%	363,261	39.13%	(39,624)	-10.91%	0.07

Advertising expense	61,357	7.43%	59,194	6.38%	2,163	3.65%	1.06
Selling, general and administrative expenses	258,380	31.29%	279,173	30.07%	(20,793)	-7.45%	1.22

Operating income	$3,900	0.47%	$24,894	2.68%	$(20,994)	-84.33%	(2.21)

(1) See Use of Non-GAAP Financial Measures for reconciliation to GAAP.

(2) Gross margin percent of related sales.

Total net sales decreased 11.1%, or $102.7 million.  Retail segment net sales for the quarter decreased by 11.3% or $98.0 million due primarily to a decrease in clothing sales at Jos. A. Bank.  Corporate apparel sales decreased 7.5%, or $4.7 million.

Total gross margin decreased $39.6 million but increased 7 basis points.  Retail gross margin decreased $38.9 million primarily due to lower sales but increased 3 basis points primarily due to a higher retail clothing margin rate, offset by occupancy deleverage and lower rental and alteration margin rates.  The rental margin rate decreased due to a $4.8 million write-down of discontinued rental product.  As expected, corporate apparel gross margin decreased $0.7 million.  Corporate apparel gross margin rate increased 101 basis points primarily due to customer mix.

On a stand-alone basis, Jos. A. Bank total retail gross margin decreased 122 basis points from 40.1% to 38.8% primarily due to occupancy and alteration cost deleverage.  Retail clothing margin increased 480 basis points from 51.6% to 56.4% due mostly to an increase in the average unit retail.

Excluding Jos. A. Bank, total gross margin increased by 74 basis points and retail gross margin increased 59 basis points.

Advertising expense was $61.4 million.  This represents a planned increase of $2.2 million or 106 basis points, compared to the prior year.

SG&A expenses decreased $20.8 million primarily due to lower payroll related costs and cost synergies.  Due to the decrease in sales, SG&A deleveraged 122 basis points.

Operating income decreased $21.0 million or 84.3%.

The effective tax rate was 34.9%.

Adjusted net loss was $14.7 million, or $0.30 adjusted diluted loss per share.

FULL YEAR ADJUSTED RESULTS (1)

In our 2014 fourth quarter earnings release, we provided historical baselines of operating results for fiscal year 2014 in order to provide comparable results to fiscal year 2015.  These baselines include Jos. A. Bank operations for the 2014 full year and exclude items we believe are not indicative of our core operating results as well as certain items related to the acquisition of Jos. A. Bank.  Below is a comparison table and discussion of consolidated FY 2015 adjusted operating results to FY 2014 baseline.

Consolidated Adjusted FY 2015 Comparison to Baseline FY 2014 Operating Results (1)

	YTD FY15	YTD FY15	YTD FY14	YTD FY14	Variance
	$	% of Sales	$	% of Sales	Dollar	%	Basis Points
Net sales:
Retail clothing product	$2,599,934	74.36%	$2,680,036	74.51%	$(80,102)	-2.99%	(0.15)
Rental services	443,290	12.68%	451,384	12.55%	(8,094)	-1.79%	0.13
Alteration and other services	209,250	5.98%	208,024	5.78%	1,226	0.59%	0.20
Total retail sales	3,252,474	93.03%	3,339,444	92.84%	(86,970)	-2.60%	0.18
Corporate apparel clothing product	243,797	6.97%	257,376	7.16%	(13,579)	-5.28%	(0.18)
Total net sales	3,496,271	100.00%	3,596,820	100.00%	(100,549)	-2.80%	—

Gross margin: (2)
Retail clothing product	1,451,651	55.83%	1,481,720	55.29%	(30,069)	-2.03%	0.55
Rental services	366,564	82.69%	373,543	82.76%	(6,979)	-1.87%	(0.06)
Alteration and other services	63,398	30.30%	60,433	29.05%	2,965	4.91%	1.25
Occupancy costs	(453,070)	-13.93%	(450,408)	-13.49%	(2,662)	0.59%	(0.44)
Total retail gross margin	1,428,543	43.92%	1,465,288	43.88%	(36,745)	-2.51%	0.04
Corporate apparel clothing product	70,336	28.85%	76,718	29.81%	(6,382)	-8.32%	(0.96)
Total gross margin	1,498,879	42.87%	1,542,006	42.87%	(43,127)	-2.80%	(0.00)

Advertising expense	204,985	5.86%	190,386	5.29%	14,599	7.67%	0.57
Selling, general and administrative expenses	1,055,360	30.19%	1,071,215	29.78%	(15,855)	-1.48%	0.40

Operating income	$238,533	6.82%	$280,405	7.80%	$(41,872)	-14.93%	(0.97)

(1) See Use of Non-GAAP Financial Measures for reconciliation to GAAP.

(2) Gross margin percent of related sales.

Total net sales decreased 2.8%, or $100.5 million.  Retail segment net sales decreased by 2.6%, or $87.0 million, due primarily to a decrease in clothing sales at Jos. A. Bank.  Corporate apparel sales decreased by 5.3%, or $13.6 million.

Total gross margin decreased $43.1 million and was flat to last year for basis points.  Retail gross margin decreased $36.7 million but increased 4 basis points.  Corporate apparel gross margin decreased $6.4 million or 96 basis points.

On a stand-alone basis, Jos. A. Bank total retail gross margin decreased 25 basis points from 38.9% to 38.6% primarily due to occupancy and alteration deleverage offset by a higher clothing margin rate.  Jos. A. Bank retail clothing margin increased 231 basis points from 54.5% to 56.9%.

Excluding Jos. A. Bank, total gross margin decreased 20 basis points and retail gross margin excluding Jos. A. Bank decreased 25 basis points.

Advertising expense was $205.0 million.  This represents an increase of $14.6 million, or 57 basis points, primarily due to increased advertising expense to support branding initiatives.

SG&A expenses decreased $15.9 million but increased by 40 basis points.

Operating income decreased $41.9 million or 14.9%.

The effective tax rate was 34.0%.

Net earnings were $87.6 million, or $1.80 adjusted EPS.

BALANCE SHEET

Total debt at the end of the fourth quarter 2015 was approximately $1.66 billion.  The Company did not make any pre-payments on its debt during the quarter.  There were no borrowings outstanding on our revolving credit facility at the end of the fourth quarter 2015.

Inventories increased $84.2 million to $1,022.5 million at the end of the fourth quarter 2015 from $938.3 million at the end of the prior year fourth quarter due primarily to increased inventory at Jos. A. Bank due to the lower sales, modest increase in inventory at Men’s Wearhouse due to the mix of higher priced product and increased corporate apparel inventory due to the build up of product for a large, new customer rollout occurring in fiscal 2016.

Capital expenditures for the fiscal year 2015 were $115.5 million compared to $96.4 million in the prior year.

CALL AND WEBCAST INFORMATION

At 9:00 a.m. Eastern time on Thursday, March 10, 2016, management will host a conference call and real time webcast to discuss fiscal 2015 fourth quarter and full year results.

To access the conference call, dial 412-902-0030.  To access the live webcast presentation, visit the Investor Relations section of the Company’s website at http://ir.tailoredbrands.com. A telephonic replay will be available through March 17, 2016 by calling 201-612-7415 and entering the access code of 13630668#, or a webcast archive will be available free on the website for approximately 90 days.

STORE INFORMATION

	January 30, 2016		January 31, 2015
	Number of Stores	Sq. Ft. (000’s)	Number of Stores	Sq. Ft. (000’s)

Men’s Wearhouse (a)	714	4,025.7	698	3,955.7

Jos. A. Bank (b)	625	2,880.7	636	2,922.2

Men’s Wearhouse and Tux	160	223.5	210	291.2

The Tuxedo Shop @ Macy’s	12	6.5	—	—

K&G (c)	89	2,102.1	91	2,164.4

Moores, Clothing for Men	124	779.8	123	779.0

Total	1,724	10,018.3	1,758	10,112.5

(a)  Includes one Joseph Abboud store in fiscal year 2015.

(b)  Excludes 14 and 15 franchise stores, respectively.

(c)  82 and 83 stores, respectively, offering women’s apparel.

Tailored Brands, Inc. is the largest specialty retailer of men’s suits and the largest provider of rental product in the U.S. and Canada with over 1,700 stores including tuxedo shops within Macy’s.  The Company’s brands include Men’s Wearhouse, Jos. A. Bank, Joseph Abboud, Moores Clothing for Men and K&G Fashion Superstores.  Tailored Brands also operates a global corporate apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.

For additional information on Tailored Brands, please visit the Company’s websites at www.tailoredbrands.com, www.menswearhouse.com, www.josbank.com, www.josephabboud.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

This press release contains forward-looking information.  The forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not guarantees of future performance and a variety of factors could cause actual results to differ materially from the anticipated or expected results expressed in or suggested by these forward-looking statements.  These forward-looking statements may be significantly impacted by various factors, including, but not limited to: actions by governmental entities, domestic and international macro-economic conditions, inflation or deflation, success, or lack thereof, in executing our internal strategic and operating plans including new store and new market expansion plans and cost reduction initiatives, store rationalization plans, profit improvement plans, revenue enhancement strategies, the impact of opening tuxedo shops within Macy’s stores, changes in demand for clothing, market trends in the retail business, customer confidence and spending patterns, changes in traffic trends in our stores, customer acceptance of our merchandise strategies, performance issues with key suppliers, disruptions in our supply chain, severe weather, foreign currency fluctuations, government export and import policies, advertising or marketing activities of competitors, and legal proceedings. Future results will also be dependent upon our ability to continue to identify and complete successful expansions and penetrations into existing and new markets and our ability to integrate such expansions with our existing operations.

The forward-looking statements in this press release speak only as of the date hereof. Except for the ongoing obligations of Tailored Brands to disclose material information under the federal securities laws, Tailored Brands undertakes no obligation to revise or update publicly any forward-looking statement, except as required by law.  Other factors that may impact the forward-looking statements are described in our latest annual report on Form 10-K and our filings on Form 10-Q.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) EARNINGS

(Unaudited)

For the Three Months Ended January 30, 2016 and January 31, 2015

(In thousands, except per share data)

	Three Months Ended				Variance
		% of		% of			Basis
	2015	Sales	2014	Sales	Dollar	%	Points

Net sales:
Retail clothing product	$668,008	80.91%	$767,264	82.65%	$(99,256)	(12.94)%	(1.74)
Rental services	50,669	6.14%	47,417	5.11%	3,252	6.86%	1.03
Alteration and other services	49,226	5.96%	51,258	5.52%	(2,032)	(3.96)%	0.44
Total retail sales	767,903	93.00%	865,939	93.28%	(98,036)	(11.32)%	(0.27)
Corporate apparel clothing product	57,759	7.00%	62,420	6.72%	(4,661)	(7.47)%	0.27
Total net sales	825,662	100.00%	928,359	100.00%	(102,697)	(11.06)%	0.00

Total cost of sales	514,463	62.31%	580,856	62.57%	(66,393)	(11.43)%	(0.26)

Gross margin (a):
Retail clothing product	358,467	53.66%	390,854	50.94%	(32,387)	(8.29)%	2.72
Rental services	36,809	72.65%	37,522	79.13%	(713)	(1.90)%	(6.49)
Alteration and other services	12,902	26.21%	14,825	28.92%	(1,923)	(12.97)%	(2.71)
Occupancy costs	(113,506)	(14.78)%	(112,926)	(13.04)%	(580)	(0.51)%	(1.74)
Total retail gross margin	294,672	38.37%	330,275	38.14%	(35,603)	(10.78)%	0.23
Corporate apparel clothing product	16,527	28.61%	17,228	27.60%	(701)	(4.07)%	1.01
Total gross margin	311,199	37.69%	347,503	37.43%	(36,304)	(10.45)%	0.26

Advertising expense	61,357	7.43%	59,194	6.38%	2,163	3.65%	1.06
Selling, general and administrative expenses	265,110	32.11%	330,259	35.57%	(65,149)	(19.73)%	(3.47)
Goodwill and intangible asset impairment charges	1,153,254	139.68%	—	0.00%	1,153,254	NM	139.68
Asset impairment charges	25,785	3.12%	—	0.00%	25,785	NM	3.12

Operating loss	(1,194,307)	(144.65)%	(41,950)	(4.52)%	(1,152,357)	NM	(140.13)

Net interest	(26,455)	(3.20)%	(26,522)	(2.86)%	67	(0.25)%	(0.35)

Loss before income taxes	(1,220,762)	(147.85)%	(68,472)	(7.38)%	(1,152,290)	NM	(140.48)

Benefit for income taxes	(163,049)	(19.75)%	(32,550)	(3.51)%	(130,499)	400.92%	(16.24)

Net loss attributable to common shareholders	$(1,057,713)	(128.10)%	$(35,922)	(3.87)%	$(1,021,791)	NM	(124.24)

Net loss per diluted common share allocated to common shareholders	$(21.86)		$(0.75)

Weighted-average diluted common shares outstanding:	48,376		48,043

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) EARNINGS

(Unaudited)

For the Twelve Months Ended January 30, 2016 and January 31, 2015

(In thousands, except per share data)

	Twelve Months Ended				Variance
		% of		% of			Basis
	2015	Sales	2014	Sales	Dollar	%	Points

Net sales:
Retail clothing product	$2,599,934	74.36%	$2,365,463	72.73%	$234,471	9.91%	1.64
Rental services	443,290	12.68%	442,866	13.62%	424	0.10%	(0.94)
Alteration and other services	209,250	5.98%	186,843	5.74%	22,407	11.99%	0.24
Total retail sales	3,252,474	93.03%	2,995,172	92.09%	257,302	8.59%	0.94
Corporate apparel clothing product	243,797	6.97%	257,376	7.91%	(13,579)	(5.28)%	(0.94)
Total net sales	3,496,271	100.00%	3,252,548	100.00%	243,723	7.49%	0.00

Total cost of sales	2,011,848	57.54%	1,893,934	58.23%	117,914	6.23%	(0.69)

Gross margin (a):
Retail clothing product	1,439,611	55.37%	1,266,913	53.56%	172,698	13.63%	1.81
Rental services	366,564	82.69%	357,888	80.81%	8,676	2.42%	1.88
Alteration and other services	63,398	30.30%	52,616	28.16%	10,782	20.49%	2.14
Occupancy costs	(455,486)	(14.00)%	(395,521)	(13.21)%	(59,965)	(15.16)%	(0.80)
Total retail gross margin	1,414,087	43.48%	1,281,896	42.80%	132,191	10.31%	0.68
Corporate apparel clothing product	70,336	28.85%	76,718	29.81%	(6,382)	(8.32)%	(0.96)
Total gross margin	1,484,423	42.46%	1,358,614	41.77%	125,809	9.26%	0.69

Advertising expense	204,985	5.86%	168,266	5.17%	36,719	21.82%	0.69
Selling, general and administrative expenses	1,085,900	31.06%	1,116,836	34.34%	(30,936)	(2.77)%	(3.28)
Goodwill and intangible asset impairment charges	1,243,354	35.56%	—	0.00%	1,243,354	NM	35.56
Asset impairment charges	27,480	0.79%	302	0.01%	27,178	9004.86%	0.78

Operating (loss) income	(1,077,296)	(30.81)%	73,210	2.25%	(1,150,506)	NM	(33.06)

Net interest	(105,790)	(3.03)%	(65,676)	(2.02)%	(40,114)	61.08%	(1.01)
Loss on extinguishment of debt	(12,675)	(0.36)%	(2,158)	(0.07)%	(10,517)	487.35%	(0.30)

(Loss) income before income taxes	(1,195,761)	(34.20)%	5,376	0.17%	(1,201,137)	NM	(34.37)

(Benefit) provision for income taxes	(169,042)	(4.83)%	5,471	0.17%	(174,513)	NM	(5.00)

Net loss including non-controlling interest	(1,026,719)	(29.37)%	(95)	0.00%	(1,026,624)	NM	(29.36)

Net earnings attributable to non-controlling interest	—	0.00%	(292)	(0.01)%	292	NM	0.01

Net loss attributable to common shareholders	$(1,026,719)	(29.37)%	$(387)	(0.01)%	$(1,026,332)	NM	(29.35)

Net loss per diluted common share allocated to common shareholders	$(21.26)		$(0.01)

Weighted-average diluted common shares outstanding:	48,288		47,899

(a)  Gross margin percent of sales is calculated as a percentage of related sales.

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 30,	January 31,
	2016	2015

ASSETS

Current assets:
Cash and cash equivalents	$29,980	$62,261
Accounts receivable, net	63,890	73,266
Inventories	1,022,504	938,336
Other current assets	145,681	169,809

Total current assets	1,262,055	1,243,672
Property and equipment, net	521,824	566,074
Rental product, net	157,460	132,672
Goodwill	118,586	887,936
Intangible assets, net	178,510	668,259
Other assets	20,891	9,599

Total assets	$2,259,416	$3,508,212

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY

Current liabilities:
Accounts payable	$237,114	$209,867
Accrued expenses and other current liabilities	255,589	268,935
Income taxes payable	3,308	1,609
Current portion of long-term debt	42,451	11,000

Total current liabilities	538,462	491,411

Long-term debt, net	1,613,473	1,637,686
Deferred taxes and other liabilities	207,567	409,326

Total liabilities	2,359,502	2,538,423

Shareholders’ (deficit) equity:
Preferred stock	—	—
Common stock	485	482
Capital in excess of par	455,765	440,907
(Accumulated deficit) retained earnings	(524,876)	537,263
Accumulated other comprehensive loss	(28,486)	(5,671)
Treasury stock, at cost	(2,974)	(3,192)

Total shareholders’ (deficit) equity	(100,086)	969,789

Total liabilities and shareholders’ (deficit) equity	$2,259,416	$3,508,212

TAILORED BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

For the Twelve Months Ended January 30, 2016 and January 31, 2015

(In thousands)

	Twelve Months Ended
	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss including non-controlling interest	$(1,026,719)	$(95)
Non-cash adjustments to net loss:
Depreciation and amortization	132,329	112,659
Rental product amortization	34,592	34,424
Goodwill and other intangible asset impairment charges	1,243,354	—
Asset impairment charges	27,480	302
Loss on extinguishment of debt	12,675	2,158
Amortization of deferred financing costs	6,817	4,903
Amortization of discount on long-term debt	1,098	982
Loss on disposition of assets	3,548	12,328
Other	(184,696)	3,873
Changes in operating assets and liabilities	(118,781)	(76,770)

Net cash provided by operating activities	131,697	94,764

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(115,498)	(96,420)
Acquisition of business, net of cash	—	(1,491,393)
Proceeds from sales of property and equipment	2,617	160

Net cash used in investing activities	(112,881)	(1,587,653)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from new term loan	—	1,089,000
Payments on new term loan	(8,000)	(2,750)
Payments on previous term loan	—	(97,500)
Proceeds from asset-based revolving credit facility	180,500	348,000
Payments on asset-based revolving credit facility	(180,500)	(348,000)
Proceeds from issuance of senior notes	—	600,000
Deferred financing costs	(3,566)	(51,080)
Purchase of non-controlling interest	—	(6,651)
Cash dividends paid	(34,980)	(34,785)
Proceeds from issuance of common stock	2,974	8,082
Tax payments related to vested deferred stock units	(4,538)	(6,940)
Excess tax benefits from share-based plans	1,584	3,766
Repurchases of common stock	(277)	(251)

Net cash (used in) provided by financing activities	(46,803)	1,500,891

Effect of exchange rate changes	(4,294)	(4,993)

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(32,281)	3,009

Balance at beginning of period	62,261	59,252
Balance at end of period	$29,980	$62,261

TAILORED BRANDS, INC.

UNAUDITED NON-GAAP FINANCIAL MEASURES

(In thousands, except per share amounts)

Use of Non-GAAP Financial Measures

In addition to providing financial results in accordance with GAAP, we have provided adjusted information for fiscal fourth quarter and twelve months of 2015 and a historical consolidated baseline for fiscal fourth quarter and twelve months of 2014 which includes Jos. A. Bank results.  This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s financial performance.  Specifically, we believe the adjusted and baseline results provide useful information by excluding items we believe are not indicative of our core operating results as well as certain items related to the acquisition and integration of Jos. A. Bank.

The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to financial information prepared in accordance with GAAP.  A reconciliation of this non-GAAP information to our actual results follows and may not sum due to rounded numbers.

GAAP to Adjusted Statements of Earnings Information

GAAP to Non-GAAP Adjusted - Three Months Ended January 30, 2016

	GAAP	Acquisition	Purchase	Profit	Goodwill & Intangible		Non-GAAP
	Results	& Integration (1)	Acctg Allocation (2)	Improvement(3)	Asset Impairments (4)	Other (5)	Adjusted Results
Net sales	$825,662	$—	$—	$—	$—	$—	$825,662

Total retail gross margin	294,672	542	887	11,009	—	—	307,110
Corporate apparel clothing product	16,527	—	—	—	—	—	16,527
Total gross margin	311,199	542	887	11,009	—	—	323,637

Advertising expense	61,357	—	—		—	—	61,357
Selling, general and administrative expenses	265,110	(2,239)	(2,054)	(1,775)	—	(662)	258,380
Goodwill and intangible asset impairment charges	1,153,254			(5,533)	(1,147,721)	—	—
Asset impairment charges	25,785	—	—	(23,146)	—	(2,639)	—
Operating (loss) income	(1,194,307)	2,781	2,941	41,463	1,147,721	3,301	3,900

Net interest	(26,455)	—	—	—	—	—	(26,455)
Loss on extinguishment of debt	—	—	—	—	—	—	—
(Benefit) provision for income taxes	(163,049)	970	1,026	14,460	137,576	1,151	(7,866)

Net (loss) earnings including non-controlling interest	(1,057,713)	1,811	1,915	27,003	1,010,145	2,150	(14,689)

Net earnings attributable to non-controlling interest	—	—	—	—	—	—	—

Net (loss) earnings attributable to common shareholders	$(1,057,713)	$1,811	$1,915	$27,003	$1,010,145	$2,150	$(14,689)

Net (loss) earnings per diluted common share allocated to common shareholders	$(21.86)	$0.04	$0.04	$0.56	$20.88	$0.04	$(0.30)

(1) Acquisition & integration primarily relates to Jos. A. Bank.

(2) Includes depreciation step up amounts in cost of sales and amortization of intangibles and depreciation step up amounts in SG&A.

(3) Includes costs associated with our store rationalization and profit improvement programs.

(4) Goodwill & intangible asset impairment consists of non-cash goodwill, tradename, customer relationship and favorable lease impairments for Jos. A. Bank.

(5) Other includes store impairment charges, severance and holding company costs.

GAAP to Non-GAAP Adjusted - Three Months Ended January 31, 2015

	GAAP	Acquisition	Purchase		Non-GAAP
	Results	& Integration (1)	Acctg Allocation (2)	Other (3)	Adjusted Results

Net sales	$928,359	$—	$—	$—	$928,359

Total retail gross margin	330,275	—	15,758	—	346,033
Corporate apparel clothing product	17,228	—	—	—	17,228
Total gross margin	347,503	—	15,758	—	363,261

Advertising expense	59,194	—	—	—	59,194
Selling, general and administrative expenses	330,259	(6,922)	(2,469)	(41,695)	279,173
Operating income	(41,950)	6,922	18,227	41,695	24,894

Net interest	(26,522)	—	—	—	(26,522)
Loss on extinguishment of debt	—	—	—	—	—
(Benefit) provision for income taxes	(32,550)	14,007	3,529	14,699	(315)

Net (loss) earnings including non-controlling interest	(35,922)	(7,085)	14,698	26,996	(1,313)

Net earnings attributable to non-controlling interest	—	—	—	—	—

Net (loss) earnings attributable to common shareholders	$(35,922)	$(7,085)	$14,698	$26,996	$(1,313)

Net (loss) earnings per diluted common share allocated to common shareholders	$(0.75)	$(0.15)	$0.30	$0.56	$(0.03)

(1) Acquisition & integration primarily relates to Jos. A. Bank and Joseph Abboud.

(2) Includes inventory and depreciation step up amounts in cost of sales and amortization of intangibles and depreciation step up amounts in SG&A.

(3) Other relates to a Joseph Abboud licensee arbitration settlement, K&G strategic alternative review, costs related to store closures and cost reduction initiatives offset by a settlement with Visa/Mastercard.

GAAP to Non-GAAP Adjusted - Twelve Months Ended January 30, 2016

	GAAP	Acquisition	Purchase	Profit	Goodwill & Intangible		Non-GAAP
	Results	& Integration (1)	Acctg Allocation (2)	Improvement(3)	Asset Impairments (4)	Other (5)	Adjusted Results
Net sales	$3,496,271	$—	$—	$—	$—	$—	$3,496,271

Total retail gross margin	1,414,087	867	2,580	11,009	—	—	1,428,543
Corporate apparel clothing product	70,336	—	—	—	—	—	70,336
Total gross margin	1,484,423	867	2,580	11,009	—	—	1,498,879

Advertising expense	204,985	—	—	—	—	—	204,985
Selling, general and administrative expenses	1,085,900	(17,836)	(8,121)	(1,775)	—	(3,068)	1,055,100
Goodwill and intangible asset impairment charges	1,243,354			(5,533)	(1,237,821)	—	—
Asset impairment charges	27,480	—	—	(23,146)	—	(4,074)	260
Operating (loss) income	(1,077,296)	18,703	10,701	41,463	1,237,821	7,142	238,533

Net interest	(105,790)	—	—	—	—	—	(105,790)
Loss on extinguishment of debt	(12,675)	12,675	—	—	—	—	—
(Benefit) provision for income taxes	(169,042)	10,662	3,636	14,089	183,334	2,427	45,106

Net (loss) earnings including non-controlling interest	(1,026,719)	20,715	7,065	27,374	1,054,487	4,715	87,637

Net earnings attributable to non-controlling interest	—	—	—	—	—	—	—

Net (loss) earnings attributable to common shareholders	$(1,026,719)	$20,715	$7,065	$27,374	$1,054,487	$4,715	$87,637

Net (loss) earnings per diluted common share allocated to common shareholders	$(21.26)	$0.43	$0.15	$0.57	$21.84	$0.10	$1.80

(1) Acquisition & integration primarily relates to Jos. A. Bank.

(2) Includes inventory and depreciation step up amounts in cost of sales and amortization of intangibles and depreciation step up amounts in SG&A.

(3) Includes costs associated with our store rationalization and profit improvement programs.

(4) Goodwill & intangible asset impairment consists of non-cash goodwill, tradename, customer relationship and favorable lease impairments for Jos. A. Bank.

(5) Other primarily relates to separation costs with former executives, store impairment charges, severance and holding company costs offset by a gain on the sale of property.

GAAP to Non-GAAP Adjusted - Twelve Months Ended January 31, 2015

	GAAP	Acquisition	Purchase		Non-GAAP
	Results	& Integration (1)	Acctg Allocation (2)	Other (3)	Adjusted Results

Net sales	$3,252,548	$—	$—	$—	$3,252,548

Total retail gross margin	1,281,896	10,552	32,747	—	1,325,194
Corporate apparel clothing product	76,718	—	—	—	76,718
Total gross margin	1,358,614	10,552	32,747	—	1,401,912

Advertising expense	168,266	—	—	—	168,266
Selling, general and administrative expenses	1,116,836	(88,165)	(6,107)	(46,836)	975,727
Asset impairment charges	302	—	—	—	302
Operating income	73,512	98,717	38,854	46,836	257,919

Net interest	(65,676)	—	—	—	(65,676)
Loss on extinguishment of debt	(2,158)	2,158	—	—	—
(Benefit) provision for income taxes	5,471	31,536	13,533	16,313	66,853

Net (loss) earnings including non-controlling interest	207	69,339	25,321	30,523	125,390

Net earnings attributable to non-controlling interest	(292)	—	—	—	(292)

Net (loss) earnings attributable to common shareholders	$(85)	$69,339	$25,321	$30,523	$125,098

Net (loss) earnings per diluted common share allocated to common shareholders	$(0.01)	$1.44	$0.53	$0.63	$2.58

(1) Acquisition & integration primarily relates to Jos. A. Bank.

(2) Includes inventory and depreciation step up amounts in cost of sales and amortization of intangibles and depreciation step up amounts in SG&A.

(3) Other relates to a Joseph Abboud licensee arbitration settlement, K&G strategic alternative review, costs related to store closures and cost reduction initiatives offset by a settlement with Visa/Mastercard.

GAAP to Non-GAAP Adjusted - Three Months Ended January 31, 2015

		Purchase	Acquisition,	Non-GAAP
	GAAP	Accounting	Integration &	Adjusted
	Results	Allocation (2)	Other (3)	Results
Net sales:
Retail clothing product	$767,264	$—	$—	$767,264
Rental services	47,417	—	—	47,417
Alteration and other services	51,258	—	—	51,258
Total retail sales	865,939	—	—	865,939
Corporate apparel clothing product	62,420	—	—	62,420
Total net sales	928,359	—	—	928,359

Gross margin:
Retail clothing product	390,854	15,648	—	406,502
Rental services	37,522	—	—	37,522
Alteration and other services	14,825	—	—	14,825
Occupancy costs	(112,926)	110	—	(112,816)
Total retail gross margin	330,275	15,758	—	346,033
Corporate apparel clothing product	17,228	—	—	17,228
Total gross margin	347,503	15,758	—	363,261

Advertising expense	59,194	—	—	59,194
Selling, general and administrative expenses	330,259	(2,469)	(48,617)	279,173

Operating (loss) income	$(41,950)	$18,227	$48,617	$24,894

(1) As filed in the 10-Q.

(2) Adjustments to 10-Q reported balances primarily for inventory write-up elimination and elimination of tenant improvement allowance credits.

(3) Other relates primarily to a Joseph Abboud licensee arbitration settlement, acquisition and integration costs, strategic alternative review, and SG&A reduction program costs.

GAAP to Historical Baselines of Operating Results

Historical Consolidated Baseline Fiscal Year 2014 - Twelve Months Ended January 31, 2015

				Purchase	Acquisition,
	MW GAAP	JOSB Q1 GAAP	JOSB Results	Accounting	Integration &	Historical
	Results	Results (1)	5/4 - 6/17/14 (1)	Adjustments (2)	Other (3)	Baseline
Net sales:
Retail clothing product	$2,365,463	$199,112	$115,461	$—	$—	$2,680,036
Tuxedo rental services	442,866	4,484	4,034	—	—	451,384
Alteration and other services	186,843	13,826	7,355	—	—	208,024
Total retail sales	2,995,172	217,422	126,850	—	—	3,339,444
Corporate apparel clothing product	257,376	—	—	—	—	257,376
Total net sales	3,252,548	217,422	126,850	—	—	3,596,820

Gross margin:
Retail clothing product	1,266,913	116,135	64,038	34,634	—	1,481,720
Tuxedo rental services	357,888	2,737	2,366	—	10,552	373,543
Alteration and other services	52,616	4,743	3,074	—	—	60,433
Occupancy costs	(395,521)	(34,474)	(17,450)	(2,963)	—	(450,408)
Total retail gross margin	1,281,896	89,141	52,028	31,671	10,552	1,465,288
Corporate apparel clothing product	76,718	—	—	—	—	76,718
Total gross margin	1,358,614	89,141	52,028	31,671	10,552	1,542,006

Advertising expense	168,266	13,216	8,904	—	—	190,386
Selling, general and administrative expenses	1,117,138	136,630	33,946	(6,107)	(210,392)	1,071,215

Operating income (loss)	$73,210	$(60,705)	$9,178	$37,778	$220,944	$280,405

(1) Reclassified to be consistent with Men’s Wearhouse reporting.

(2) Adjustments to 10-Q reported balances primarily for inventory write-up elimination, change from FIFO to average weighted cost and elimination of tenant improvement allowance credits.

(3) Other relates primarily to a Joseph Abboud licensee arbitration settlement, acquisition and integration costs, strategic alternative review, and SG&A reduction program costs.